                                                                     Exhibit 5.1

[MAPLES and CALDER LETTERHEAD]


Our ref RJT/303788/326676/v1
Your ref

51job, Inc.                            Direct: +852 2971 3007
21st Floor, Wen Xin Plaza              Mobile: +852 9020 8007
755 Wei Hai Road                       E-mail: richard.thorp@maplesandcalder.com
Shanghai 200041
People's Republic of China


                                                                     12 May 2005

Dear Sir

51job, Inc.

We have examined the Registration Statement on Form S-8 to be filed by 51job, Inc., a Cayman Islands exempted company incorporated with limited liability (the "COMPANY"), with the Securities and Exchange Commission (the "REGISTRATION STATEMENT"), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Company (the "SHARES") for issuance pursuant to the 51job, Inc. 2000 Stock Plan (the "PLAN").

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Maples and Calder

MAPLES and CALDER